                                               Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-60062

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                             Subject to Completion
           Preliminary Prospectus Supplement dated February 12, 2002

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 10, 2001)


                           Duke Capital Corporation
                    a subsidiary of Duke Energy Corporation

                    $500,000,000   % Senior Notes due 2013

                    $250,000,000   % Senior Notes due 2032

                               -----------------

   We will pay interest on the   % Senior Notes due 2013 semi-annually on
       and        of each year, beginning      , 2002.

   We will pay interest on the   % Senior Notes due 2032 semi-annually on
       and        of each year, beginning       , 2002.

   The Notes are redeemable at our option at any time, in whole or in part, at a redemption price determined by using the formula set forth under the caption "Description of the Senior Notes--Optional Redemption" in this prospectus supplement.

   The Notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness. We will issue the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

                               -----------------

                                                                  Proceeds to
                                                     Underwriting Duke Capital
                                     Price to Public  Discounts   Corporation
  -                                  --------------- ------------ ------------
  Per   % Senior Note due 2013(1)(2)         %              %            %
  Total.............................      $              $            $
  Per   % Senior Note due 2032(1)(2)         %              %            %
  Total.............................      $              $            $

(1) Plus accrued interest from February   , 2002, if settlement occurs after
    that date.
(2) See "Underwriting" on S-  .

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

   The underwriters expect the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about
February   , 2002.

                               -----------------

                               Joint Bookrunners

Banc One Capital Markets, Inc.
                                                               Barclays Capital

                               -----------------

Tokyo-Mitsubishi International plc         Westdeutsche Landesbank Girozentrale

                               -----------------

         The date of this prospectus supplement is February   , 2002.

   You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                   Page
                                                                   ----
        About this Prospectus Supplement..........................  S-3
        Forward-Looking Statements................................  S-3
        Use of Proceeds...........................................  S-4
        Ratio of Earnings to Fixed Charges........................  S-4
        Capitalization............................................  S-5
        Description of the Notes..................................  S-6
           General................................................  S-6
           Ranking................................................  S-6
           Interest on the   % Senior Notes.......................  S-6
           Interest on the   % Senior Notes.......................  S-6
           Optional Redemption....................................  S-7
           Redemption Procedures..................................  S-8
           Sinking Fund...........................................  S-8
           Defeasance and Covenant Defeasance.....................  S-8
           Book-Entry Only Issuance--The Depository Trust Company.  S-8
        Underwriting.............................................. S-11
        Validity of the Notes..................................... S-12
                                  Prospectus
                                                                   Page
                                                                   ----
        About This Prospectus.....................................    2
        Duke Capital Corporation..................................    2
        Use of Proceeds...........................................    4
        The Trusts................................................    4
        Accounting Treatment......................................    5
        Description of the Senior Notes...........................    5
        Description of the Junior Subordinated Notes..............   14
        Description of the Preferred Securities...................   22
        Description of the Guarantees.............................   23
        Plan of Distribution......................................   26
        Experts...................................................   27
        Validity of the Securities................................   27
        Where You Can Find More Information.......................   28

                       ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this notes offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

   If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Capital," "we," "us" and "our" or similar terms are to Duke Capital Corporation and its subsidiaries.

                          FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements because they include or are preceded by forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and the like. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Some of the factors that could cause such differences are:

   . state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed at and degree to which competition enters the natural gas industry;

   . industrial, commercial and residential growth in the service territories of our subsidiaries;

   . the weather and other natural phenomena;

   . the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

   . changes in environmental and other laws and regulations to which our subsidiaries are subject or other external factors over which we have no control;

   . the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

   . the level of creditworthiness of counterparties to our transactions;

   . growth in opportunities for our subsidiaries; and

   . the effect of accounting policies issued periodically by accounting standard-setting bodies.

   In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus supplement and the accompanying prospectus might not occur. Neither we nor the underwriters undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   The aggregate net proceeds from the sale of the   % Senior Notes and the   %
Senior Notes will be approximately $          , after deducting underwriting
discounts and offering expenses estimated to be $          . We expect to use
the net proceeds of the offering for general corporate purposes, including the repayment of commercial paper.

                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (unaudited)

                                                                  Nine Months Ended
                                      Year Ended December 31,       September 30,
-                                  ------------------------------ -----------------
                                   1996(1) 1997(1) 1998 1999 2000       2001
                                   ------- ------- ---- ---- ---- -----------------
Ratio of Earnings to Fixed Charges   3.6     3.9   4.2  2.7  3.0         3.9

   For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of interest deductions, the interest component of rentals and preference security dividends of consolidated subsidiaries.
--------
(1)Data reflects accounting for the combination of Duke Capital with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1996.

                                CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2001:

  .  on an actual basis; and

  . on an as adjusted basis to give effect to (1) the issuance of the Notes offered hereby, (2) the sale of $750 million of our 4.32% Senior Notes issued on November 19, 2001 and (3) the application of the net proceeds from this offering and the sale of our 4.32% Senior Notes, after deducting underwriting discounts and estimated offering expenses.

   You should read the information in this table together with our consolidated financial statements, the notes related thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                                 September 30, 2001
                                                                                -------------------
                                                                                Actual   As Adjusted
                                                                                -------  -----------
                                                                                   (in millions)
Short-term debt, including commercial paper.................................... $   906    $
Long-term debt, including current maturities:
   Long-term debt of Duke Capital..............................................   3,968     4,718
   Long-term debt of subsidiaries..............................................   5,039     5,039
   Notes offered hereby........................................................      --       750
                                                                                -------    ------
       Total Debt..............................................................   9,913
                                                                                -------    ------
Guaranteed preferred beneficial interests in subordinated notes of Duke Capital     824       824
                                                                                -------    ------
Minority interests.............................................................   2,528     2,528
                                                                                -------    ------
Common stockholder's equity:
   Paid-in capital.............................................................   4,176     4,176
   Retained earnings...........................................................   4,328     4,328
   Accumulated other comprehensive income......................................     (24)      (24)
                                                                                -------    ------
       Total common stockholder's equity.......................................   8,480     8,480
                                                                                -------    ------
          Total capitalization................................................. $21,745    $
                                                                                =======    ======

   Duke Capital is authorized to issue 3,000 shares of Common Stock without par value, of which 1,010 shares were issued and outstanding on September 30, 2001, and 100,000 shares of Preferred Stock of the par value of $100 per share, of which none is issued and outstanding. All outstanding shares of Common Stock of Duke Capital are owned by Duke Energy.

                           DESCRIPTION OF THE NOTES

General

   The following description of the terms of the   % Senior Notes and the   %
Senior Notes summarizes certain general terms that will apply to the Notes. The Notes will be issued under a Senior Indenture between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, dated as of April 1, 1998, as supplemented from time to time (the "Senior Indenture"). This description is not complete and should be read together with the description of the general terms and provisions of Senior Notes provided under the caption "Description of the Senior Notes" in the accompanying prospectus. Defined terms have the meanings assigned to them in the Senior Indenture.

   The Notes will be issuable in denominations of $1,000 and integral multiples
of $1,000 in excess thereof. The   % Senior Notes will be issued in an
aggregate principal amount of $500,000,000. The   % Senior Notes will be issued
in an aggregate principal amount of $250,000,000.

   We may from time to time, without the consent of existing holders, create and issue further Notes having the same terms and conditions as the Notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with and will form a single series with the previously outstanding Notes of like tenor.

   As used in this prospectus supplement, Business Day means, with respect to any note, a day other than (i) a Saturday or a Sunday, (ii) a day on which banking institutions in New York City are authorized or obligated by law or executive order to remain closed or (iii) a day on which the corporate trust office of the trustee is closed for business.

Ranking

   The Notes will be our direct, unsecured and unsubordinated obligations. The Notes will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. Our Senior Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

Interest on the   % Senior Notes

   Each   % Senior Note will mature on February    , 2013 and will bear
interest at the rate of   % per year from the date of original issuance. We
will pay interest semiannually on            and            of each year,
beginning           , 2002 to the person in whose name the   % Senior Note is
registered at the close of business on the fifteenth calendar day (whether or not a Business Day) before the relevant interest payment date, except that we
will pay interest payable at the maturity date of the   % Senior Notes or on a
redemption date to the person or persons to whom principal is payable. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable is not a Business Day, we will pay that interest on the next Business Day without any interest or other payment due to the delay.

Interest on the   % Senior Notes

   Each   % Senior Note will mature on February    , 2032 and will bear
interest at the rate of   % per year from the date of original issuance. We
will pay interest semi-annually on            and            of each year,
beginning           , 2002 to the person in whose name the   % Senior Note is
registered at the close of business on the fifteenth calendar day (whether or not a Business Day) before the relevant interest payment date, except that we
will pay interest payable at the maturity date of the   % Senior Notes or on a
redemption date to
the person or persons to whom principal is payable. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable is not a Business Day, we will pay that interest on the next Business Day without any interest or other payment due to the delay.

Optional Redemption

   We will have the right to redeem the Notes, in whole or in part at any time, at a redemption price equal to the greater of (1) 100% of the principal amount
of the   % Senior Notes or the   % Senior Notes to be redeemed and (2) the sum
of the present values of the remaining scheduled payments of principal and interest on such notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day
year consisting of twelve 30-day months) at the Treasury Rate plus    basis
points in the case of the    % Senior Notes and     basis points in the case of
the    % Senior Notes, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to such redemption date.

   "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

   "Independent Investment Banker" means either Banc One Capital Markets, Inc. or Barclays Capital Inc. or any successor firm or, if either such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

   "Comparable Treasury Price" means with respect to any redemption date for notes, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Reference Treasury Dealer" means (i) each of Banc One Capital Markets, Inc. and Barclays Capital Inc., and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer and (ii) up to two other Primary Treasury Dealers selected by us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Redemption Procedures

   We will provide not less than 30 nor more than 60 days' notice mailed to each registered holder of the Notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption. In the event that any redemption date is not a Business Day, we will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

Sinking Fund

   There is no provision for a sinking fund applicable to the Notes.

Defeasance and Covenant Defeasance

   The Notes will be subject to defeasance and covenant defeasance as described in the Senior Indenture. See "Description of the Senior Notes--Defeasance and Covenant Defeasance" in the accompanying prospectus.

   Under current United States federal income tax law, a defeasance would be treated as an exchange of the relevant Notes in which holders of such Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. We urge investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

   Under current United States federal income tax law, unless accompanied by other changes in the terms of the Notes, covenant defeasance should not be treated as a taxable exchange.

Book-Entry Only Issuance--The Depository Trust Company

   The Depository Trust Company ("DTC") will act as the initial securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more
fully registered global certificates for the   % Senior Notes and the   %
Senior Notes will be issued, representing in the aggregate the total principal
amount of   % Senior Notes and   % Senior Notes, and will be deposited with DTC
or its custodian.

   The following is based on information furnished to us by DTC:

   DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not participants may beneficially own securities held by DTC only through participants.

   DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of the Notes within the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of the Notes ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

   DTC has no knowledge of the actual beneficial owners of the Notes. DTC's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to the Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

   Payments on the Notes will be made to DTC in immediately available funds. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except as provided in this prospectus supplement, a beneficial owner of   %
   Senior Notes and   % Senior Notes will not be entitled to receive physical
   delivery of   % Senior Notes and   % Senior Notes. Accordingly, each
   beneficial owner must rely on the procedures of DTC to exercise any rights
   under the   % Senior Notes or the   % Senior Notes. The laws of some
   jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability
   to transfer beneficial interests in a global   % Senior Note or a global   %
   Senior Note.

   DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is
   not obtained,   % Senior Note and   % Senior Note certificates will be
   printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Notes. In that event, certificates
   for the   % Senior Notes and the   % Senior Notes will be printed and
   delivered to the holders of record.

   We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

                                 UNDERWRITING

   We are selling the   % Senior Notes and the    % Senior Notes under an
underwriting agreement dated February      , 2002, to the underwriters named
below and each of the underwriters has severally agreed to purchase from us the
principal amount of    % Senior Notes and    % Senior Notes set forth opposite
its name below:

                                                  Principal Amount Principal Amount
                                                      of    %          of    %
                   Underwriter                      Senior Notes     Senior Notes
                   -----------                    ---------------- ----------------
Banc One Capital Markets, Inc....................
Barclays Capital Inc.............................
Tokyo-Mitsubishi International plc...............
Westdeutsche Landesbank Girozentrale (Dusseldorf)
                                                    ------------     ------------
Total............................................   $500,000,000     $250,000,000
                                                    ============     ============

   In this underwriting agreement, the underwriters have agreed, subject to certain conditions, to purchase all of the Notes if any of the Notes are purchased.

   The underwriters propose initially to offer the Notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in
excess of $      per    % Senior Note and $      per    % Senior Note. The
underwriters may allow, and those dealers may reallow, a discount not in excess
of $      per    % Senior Note and $      per    % Senior Note to certain other
dealers. The initial public offering price, selling concession and discount may be changed after the initial public offering.

   The    % Senior Notes and the    % Senior Notes are each a new issue of
securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market-making at any time without notice. Neither we nor the underwriters can provide any assurances as to the liquidity of the trading
market for the    % Senior Notes or the    % Senior Notes.

   The underwriters may purchase and sell the Notes in the open market in connection with the offering. Those transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes. Syndicate short positions involve the sale by the underwriters of a greater number of Notes than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, by which selling concessions allowed to syndicate members or other broker dealers with respect to the securities sold in the offering for their account may be reclaimed by the syndicate if those Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time.

   The underwriters have agreed to reimburse our offering expenses and will
make an additional payment to us of $    .

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   Certain of the underwriters and their affiliates engage in transactions with, and, from time to time, have performed services for us or for certain of our affiliates in the ordinary course of business and may do so in the future.

                             VALIDITY OF THE NOTES

   Simpson Thacher & Bartlett, New York, New York will issue an opinion about the validity of the Notes and certain related matters on behalf of Duke Capital. Sidley Austin Brown & Wood LLP will pass upon the validity of the Notes for the underwriters.

PROSPECTUS

                                $2,000,000,000

                           Duke Capital Corporation
                    a subsidiary of Duke Energy Corporation

                                 Senior Notes
                           Junior Subordinated Notes

                               -----------------

                        Duke Capital Financing Trust IV

                        Duke Capital Financing Trust V

                        Duke Capital Financing Trust VI

                          Trust Preferred Securities
                Guaranteed, to the extent described herein, by

                           Duke Capital Corporation
                    a subsidiary of Duke Energy Corporation

                               -----------------

   This prospectus contains summaries of the general terms of these securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    This prospectus is dated May 10, 2001.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that Duke Capital, Duke Capital Financing Trust IV, Duke Capital Financing Trust V and Duke Capital Financing Trust VI filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Duke Capital may issue Senior Notes and Junior Subordinated Notes and the Trusts may issue Preferred Securities in one or more offerings up to a total dollar amount of $2,000,000,000.

   This prospectus provides general descriptions of the securities Duke Capital and the Trusts may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

                           DUKE CAPITAL CORPORATION

   Duke Capital, a wholly owned subsidiary of Duke Energy Corporation, is a holding company that, through subsidiaries, primarily operates in six business segments:

   . Natural Gas Transmission

   . Field Services

   . North American Wholesale Energy

   . International Energy

   . Other Energy Services

   . Duke Ventures

   Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation.

   Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids. Its operations are conducted primarily through Duke Energy Field Services, LLC, a limited liability company that is approximately 30% owned by Phillips Petroleum Company. Field Services operates gathering systems in western Canada and eleven contiguous states that serve major natural gas-producing regions in the Rocky Mountains, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana areas and onshore and offshore Gulf Coast areas.

   North American Wholesale Energy's activities include asset development, operation and management of electric power generation facilities, primarily through Duke Energy North America, LLC, and commodity sales and services related to natural gas and electricity, primarily through Duke Energy Trading and Marketing, LLC, a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. This segment also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets. North American Wholesale Energy conducts its business throughout the United States and Canada.

   International Energy conducts its operations through Duke Energy International, LLC. International Energy's activities include asset development, operation and management of natural gas and electric power generation facilities and energy trading and marketing of natural gas and electricity. These activities are focused on the Latin American, Asia Pacific and European regions.

   Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc.

   Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc., DukeNet Communications, LLC and Duke Capital Partners. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern United States. DukeNet Communications provides fiber optic networks for industrial, commercial and residential customers. Duke Capital Partners, a wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

   The foregoing information about Duke Capital and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Capital and its business segments, you should refer to the information described under the caption "Where You Can Find More Information."

   Duke Capital's principal executive offices are located at 526 South Church Street, Charlotte, North Carolina 28202 (telephone (704) 594-6200).

                      Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                      Year Ended December 31,
                                   ------------------------------
                                   2000 1999 1998 1997(1) 1996(1)
                                   ---- ---- ---- ------- -------
Ratio of Earnings to Fixed Charges 3.1  2.9  4.2    3.7     3.6

   For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1)Data reflects accounting for the combination of Duke Capital with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1996.

                                USE OF PROCEEDS

   Each Trust will invest the proceeds it receives from the sale of the Preferred Securities in Junior Subordinated Notes. Unless the applicable prospectus supplement states otherwise, Duke Capital will use the net proceeds that it receives from such investment and any proceeds that it receives from sales of its Senior Notes or other sales of the Junior Subordinated Notes for general corporate purposes, including capital expenditures, working capital, debt repayments and advances to affiliates.

   If Duke Capital does not use the proceeds of the Senior Notes or the Junior Subordinated Notes, or the net proceeds of the Preferred Securities, immediately, it may temporarily invest them in short-term interest-bearing obligations or deposit them with banks.

                                  THE TRUSTS

   Duke Capital formed each Trust as a statutory business trust under Delaware law. Each Trust's business is defined in a trust agreement executed by Duke Capital, as depositor, and Chase Manhattan Bank USA, National Association. Each trust agreement will be amended when Preferred Securities are issued under it and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part. An amended trust agreement is called a "Trust Agreement" in this prospectus.

   The Preferred Securities and the Common Securities of each Trust represent undivided beneficial interests in the assets of that Trust. The Preferred Securities and the Common Securities together are sometimes called the "Trust Securities" in this prospectus.

   The trustees of each Trust will conduct that Trust's business and affairs. Duke Capital, as the holder of the Common Securities of each Trust, will appoint the trustees of that Trust. The trustees of each Trust will consist of:

   . two officers of Duke Capital as Administrative Trustees;

   . The Chase Manhattan Bank as Property Trustee; and

   . Chase Manhattan Bank USA, National Association as Delaware Trustee.

   The prospectus supplement relating to the Preferred Securities of a Trust will provide further information concerning that Trust.

   No separate financial statements of any Trust are included in this prospectus. Duke Capital considers that such statements would not be material to holders of the Preferred Securities because no Trust has any independent operations and the sole purpose of each Trust is investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes. Duke Capital does not expect that any of the Trusts will be filing annual, quarterly or special reports with the SEC.

   The principal place of business of each Trust will be c/o Duke Capital Corporation, 526 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                             ACCOUNTING TREATMENT

   Each Trust will be treated as a subsidiary of Duke Capital for financial reporting purposes. Accordingly, Duke Capital's consolidated financial statements will include the accounts of each Trust. The Preferred Securities, along with other trust preferred securities that Duke Capital guarantees on an equivalent basis, will be presented as a separate line item in Duke Capital's consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Capital Corporation." Duke Capital will record distributions that each Trust pays on the Preferred Securities as an expense in its consolidated statement of income.

                        DESCRIPTION OF THE SENIOR NOTES

   Duke Capital will issue the Senior Notes in one or more series under its Senior Indenture dated as of April 1, 1998 between Duke Capital and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

   The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Duke Capital's other unsecured and unsubordinated indebtedness.

   Duke Capital conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Capital. In addition, the rights that Duke Capital and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Capital have incurred substantial amounts of debt in the expansion of their businesses, and Duke Capital anticipates that certain of its subsidiaries will do so in the future.

   The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

General

   The Senior Indenture does not limit the amount of Senior Notes that Duke Capital may issue under it. Duke Capital may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. The form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

   The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

   The Senior Indenture does not protect the holders of Senior Notes if Duke Capital engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

   The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms may include some or all of the following:

   . the title of the series;

   . the total principal amount of the Senior Notes of the series;

   . the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Capital has to change the date on which principal is payable;

   . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

   . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

   . whether Duke Capital may extend the interest payment periods and, if so, the terms of the extension;

   . the place or places where payments will be made;

   . whether Duke Capital has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

   . any obligation that Duke Capital has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

   . whether the provisions described under "Defeasance and Covenant
     Defeasance" will not apply to the Senior Notes;

   . the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

   . if payments may be made, at Duke Capital's election or at the holder's election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

   . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

   . whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

   . any changes in the events of default or covenants with respect to the Senior Notes;

   . any index or formula used for determining principal, premium or interest;

   . if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it; and

   . any other terms.

   Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Duke Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by Duke Capital for such purpose.

   The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Capital states otherwise in the applicable prospectus supplement.

   Duke Capital may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

Global Securities

   Duke Capital may issue some or all of the Senior Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Capital will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

   As long as the securities depositary or its nominee is the registered holder of a global security representing Senior Notes, that person will be considered the sole owner and holder of the global security and the Senior Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

   . may not have the global security or any Senior Notes it represents registered in their names;

   . may not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the global security; and

   . will not be considered the owners or holders of the global security or any Senior Notes it represents for any purposes under the Senior Notes or the Senior Indenture.

   Duke Capital will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

   Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Senior Notes is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

   . the securities depositary, with respect to participants' interests; and

   . any participant, with respect to interests the participant holds on behalf of other persons.

   Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Senior Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

   . Duke Capital;

   . the Senior Indenture Trustee; or

   . an agent of either of the above.

Redemption

   Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital may redeem Senior Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless Duke Capital states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Senior Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the Senior Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Capital will not be required to redeem those Senior Notes.

   Duke Capital will not be required to:

   . issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption; or

   . register the transfer of or exchange any Senior Note of that series selected for redemption except the unredeemed portion of a Senior Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

   The Senior Indenture provides that Duke Capital may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Capital's obligations under the Senior Indenture and the Senior Notes issued under it, and Duke Capital must deliver to the Senior Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Capital under the Senior Indenture, and Duke Capital will be relieved of its obligations under the Senior Indenture and the Senior Notes.

Modification; Waiver

   Duke Capital may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

   . change the maturity date of the principal or any installment of principal or interest on that Senior Note;

   . reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

   . reduce the amount of principal due and payable upon acceleration of maturity;

   . change the currency of payment of principal, premium or interest on that Senior Note;

   . impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

   . reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

   . with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Duke Capital may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

   The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Duke Capital's compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under "Negative Pledge." The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

Events of Default

   The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Duke Capital states otherwise in the applicable prospectus supplement:

   . failure to pay principal of or any premium on any Senior Note of that series when due;

   . failure to pay when due any interest on any Senior Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Capital is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

   . failure to make any sinking fund payment when required for any Senior Note of that series that continues for 60 days;

   . failure to perform any covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Duke Capital written notice of the default; and

   . certain bankruptcy, insolvency or reorganization events with respect to Duke Capital.

In the case of the fourth event of default listed above, the Senior Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the Senior Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Capital has initiated and is diligently pursuing corrective action.

   Duke Capital may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

   If an event of default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

   . Duke Capital has paid or deposited with the Senior Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Senior Indenture Trustee; and

   . all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

   The Senior Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the Senior Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or the exercise of any power of the Senior Indenture Trustee with respect to those Senior Notes. The Senior Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Senior Indenture Trustee in good faith considers it in the interest of the holders to do so.

   The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

   Duke Capital is required to furnish each year to the Senior Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

   The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Capital states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Duke Capital's option:

   . by wire transfer to an account at a banking institution in the United
     States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

   . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

   Unless Duke Capital states otherwise in the applicable prospectus supplement, the Senior Indenture Trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the Senior Indenture Trustee will be the office through which the paying agent acts. Duke Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

   Any money that Duke Capital has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Capital at its request. After repayment to Duke Capital, holders should look only to Duke Capital for those payments.

Negative Pledge

   While any of the Senior Notes remain outstanding, Duke Capital will not, and will not permit any Principal Subsidiary (as defined below) to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any Principal Property (as defined below) of Duke Capital or of a Principal Subsidiary or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Duke Capital, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

   The foregoing restriction does not apply with respect to, among other things:

   . purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Duke Capital or any Principal Subsidiary acquired after the date of the Senior Indenture;

   . mortgages, liens, pledges, security interests or other encumbrances existing on any property or shares of stock at the time Duke Capital or any Principal Subsidiary acquired it or them, including those which exist on any property or shares of stock of an entity with which Duke Capital or any Principal Subsidiary is consolidated or merged or which transfers or leases all or substantially all of its properties to Duke Capital or any Principal Subsidiary;

   . mortgages, liens, pledges, security interests or other encumbrances upon any property of Duke Capital or any Principal Subsidiary or shares of stock of any Principal Subsidiary that existed on the date of the initial issuance of Senior Notes or upon the property or shares of stock of any corporation existing at the time that corporation became a Principal Subsidiary;

   . pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Capital or any Principal Subsidiary is a party;

   . liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

   . liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

   . liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

   . liens securing industrial revenue or pollution control bonds;

   . liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Capital or any Principal Subsidiary;

   . liens created in connection with, and created to secure, a non-recourse obligation;

   . mortgages, liens, pledges, security interests or other encumbrances in favor of the United States of America, any state, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

   . indebtedness which Duke Capital or any Principal Subsidiary may issue in connection with the consolidation or merger of Duke Capital or any Principal Subsidiary with or into any other entity, which may be an affiliate of Duke Capital or any Principal Subsidiary, in exchange for or otherwise in substitution for secured indebtedness of that entity ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

   . indebtedness of any entity which Duke Capital or any Principal Subsidiary is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Duke Capital or any Principal Subsidiary is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

   . mortgages, liens, security interests or other encumbrances on property held or used by Duke Capital or any Principal Subsidiary in connection with the exploration for, or development, gathering, production, storage or marketing of, natural gas, oil or other minerals (including liquefied gas and synthetic gas);

   . mortgages, liens, pledges, security interests and other encumbrances in favor of Duke Capital, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries (as defined below) of Duke Capital or any of the foregoing in combination;

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   . mortgages, liens, pledges, security interests or other encumbrances upon any property acquired, constructed, developed or improved by Duke Capital or any Principal Subsidiary after the date of the Senior Indenture which are created before, at the time of, or within 18 months after such acquisition--or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later--to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Duke Capital or any Principal Subsidiary owns other than real property that is unimproved up to that time; and

   . the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Duke Capital or any Principal Subsidiary may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Duke Capital equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Duke Capital that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Duke Capital's common stockholder's equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

   For purposes of the preceding paragraphs, the following terms have these meanings: "Principal Property" means any natural gas pipeline, natural gas gathering system, natural gas storage facility, natural gas processing plant or other plant or facility located in the United States that in the opinion of the Board of Directors or management of Duke Capital is of material importance to the business conducted by Duke Capital and its consolidated subsidiaries taken as a whole; "Principal Subsidiary" means any Subsidiary of Duke Capital that owns a Principal Property; and "Subsidiary" means, as to any entity, a corporation of which more than 50% of the outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of contingency) is at the time owned, directly or indirectly, through one or more intermediaries, or both, by such entity.

Defeasance and Covenant Defeasance

   The Senior Indenture provides that Duke Capital may be:

   . discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a "defeasance" in this prospectus; and

   . released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under "Negative Pledge," as described in the Senior Indenture, such a release being called a "covenant defeasance" in this prospectus.

Duke Capital must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

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   Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Duke Capital has been released. A defeasance may occur after a covenant defeasance.

   Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Capital urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

   Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Senior Indenture Trustee

   The Chase Manhattan Bank is the Senior Indenture Trustee and the trustee under the Subordinated Indenture. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Capital and of certain of its affiliates are outstanding.

   The Senior Indenture Trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Senior Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

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                 DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

   Duke Capital will issue the Junior Subordinated Notes in one or more series under its Subordinated Indenture dated as of April 1, 1998 between Duke Capital and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Subordinated Indenture is an exhibit to the registration statement, of which this prospectus is a part.

   The Junior Subordinated Notes are unsecured obligations of Duke Capital and are junior in right of payment to "Senior Indebtedness" of Duke Capital. You may find a description of the subordination provisions of the Junior Subordinated Notes, including a description of Senior Indebtedness of Duke Capital, under "Subordination."

   Duke Capital conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the Junior Subordinated Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Capital. In addition, the rights that Duke Capital and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Capital have incurred substantial amounts of debt in the expansion of their businesses and Duke Capital anticipates that certain of its subsidiaries will do so in the future.

   The following description of the Junior Subordinated Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Subordinated Indenture.

General

   The Subordinated Indenture does not limit the amount of Subordinated Notes, including Junior Subordinated Notes, that Duke Capital may issue under it. Duke Capital may issue Subordinated Notes, including Junior Subordinated Notes, from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. Two forms of supplemental indenture to the Subordinated Indenture (one with respect to Junior Subordinated Notes initially issued to a Trust and the other with respect to Junior Subordinated Notes initially issued to the public) are exhibits to the registration statement, of which this prospectus is a part.

   The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

   The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if Duke Capital engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

   The prospectus supplement for a particular series of Junior Subordinated Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Junior Subordinated Notes to be offered will be issued. Those terms may include some or all of the following:

   . the title of the series;

   . the total principal amount of the Junior Subordinated Notes of the series;

   . the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Capital has to change the date on which principal is payable;

   . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

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

   . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

   . whether Duke Capital may extend the interest payment periods and, if so, the terms of the extension;

   . the place or places where payments will be made;

   . whether Duke Capital has the option to redeem the Junior Subordinated
     Notes and, if so, the terms of its redemption option;

   . any obligation that Duke Capital has to redeem the Junior Subordinated
     Notes through a sinking fund or to purchase the Junior Subordinated Notes through a purchase fund or at the option of the holder;

   . whether the provisions described under "Defeasance and Covenant
     Defeasance" will not apply to the Junior Subordinated Notes;

   . the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

   . if payments may be made, at Duke Capital's election or at the holder's election, in a currency other than that in which the Junior Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

   . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

   . whether the Junior Subordinated Notes will be issuable as global securities and, if so, the securities depositary;

   . any changes in the events of default or covenants with respect to the Junior Subordinated Notes;

   . any index or formula used for determining principal, premium or interest;

   . if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

   . the subordination of the Junior Subordinated Notes to any other of Duke
     Capital's indebtedness, including other series of Subordinated Notes; and

   . any other terms.

   The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Preferred Securities of that Trust.

   Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital will issue the Junior Subordinated Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes. Duke Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities, transfers and exchanges of the Junior Subordinated Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by Duke Capital for such purpose.

   The Junior Subordinated Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Capital states otherwise in the applicable prospectus supplement.

   Duke Capital may offer and sell the Junior Subordinated Notes, including original issue discount Junior Subordinated Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Junior Subordinated Notes that are denominated in a currency other than U.S. dollars.

Global Securities

   Duke Capital may issue some or all of the Junior Subordinated Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Capital will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

   As long as the securities depositary or its nominee is the registered holder of a global security representing Junior Subordinated Notes, that person will be considered the sole owner and holder of the global security and the Junior Subordinated Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

   . may not have the global security or any Junior Subordinated Notes it represents registered in their names;

   . may not receive or be entitled to receive physical delivery of certificated Junior Subordinated Notes in exchange for the global security; and

   . will not be considered the owners or holders of the global security or any Junior Subordinated Notes it represents for any purposes under the Junior Subordinated Notes or the Subordinated Indenture.

   Duke Capital will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

   Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Junior Subordinated Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Junior Subordinated Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

   . the securities depositary, with respect to participants' interests; and

   . any participant, with respect to interests the participant holds on behalf of other persons.

   Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Junior Subordinated Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

   . Duke Capital;

   . the Subordinated Indenture Trustee;

   . the Trust (if the Junior Subordinated Notes are issued to a Trust); or

   . any agent of any of them.

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

Redemption

   Provisions relating to the redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement. Unless Duke Capital states otherwise in the applicable prospectus supplement, Duke Capital may redeem Junior Subordinated Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption.

   Duke Capital will not be required to:

   . issue, register the transfer of, or exchange any Junior Subordinated Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Junior Subordinated Notes of that series that have been selected for redemption; or

   . register the transfer of or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

   The Subordinated Indenture provides that Duke Capital may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Capital's obligations under the Subordinated Indenture and the Subordinated Notes, including the Junior Subordinated Notes, and Duke Capital must deliver to the Subordinated Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Subordinated Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Capital under the Subordinated Indenture, and Duke Capital will be relieved of its obligations under the Subordinated Indenture and any Subordinated Notes, including the Junior Subordinated Notes.

Modification; Waiver

   Duke Capital may modify the Subordinated Indenture with the consent of the holders of a majority in principal amount of the outstanding Subordinated Notes of all series that are affected by the modification, voting as one class. The consent of the holder of each outstanding Subordinated Note affected is, however, required to:

   . change the maturity date of the principal or any installment of principal or interest on that Subordinated Note;

   . reduce the principal amount, the interest rate or any premium payable upon redemption on that Subordinated Note;

   . reduce the amount of principal due and payable upon acceleration of maturity;

   . change the currency of payment of principal, premium or interest on that Subordinated Note;

   . impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

   . reduce the percentage in principal amount of Subordinated Notes of any series required to modify the Subordinated Indenture, waive compliance with certain restrictive provisions of the Subordinated Indenture or waive certain defaults; or

   . with certain exceptions, modify the provisions of the Subordinated
     Indenture governing modifications of the Subordinated Indenture or governing waiver of covenants or past defaults.

In addition, Duke Capital may modify the Subordinated Indenture for certain other purposes, without the consent of any holders of Subordinated Notes, including Junior Subordinated Notes.

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

   The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series may waive, for that series, Duke Capital's compliance with certain restrictive provisions of the Subordinated Indenture. The holders of a majority in principal amount of the outstanding Subordinated Notes of all series under the Subordinated Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Subordinated Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Subordinated Note of the series affected.

   Duke Capital may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

Events of Default

   The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Notes, unless Duke Capital states otherwise in the applicable prospectus supplement:

   . failure to pay principal of or any premium on any Junior Subordinated Note of that series when due;

   . failure to pay when due any interest on any Junior Subordinated Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Capital is required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

   . failure to make any sinking fund payment when required for any Junior
     Subordinated Note of that series that continues for 60 days;

   . failure to perform any covenant in the Subordinated Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series give Duke Capital written notice of the default; and

   . certain bankruptcy, insolvency or reorganization events with respect to Duke Capital.

In the case of the fourth event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Capital has initiated and is diligently pursuing corrective action.

   Duke Capital may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

   If an event of default with respect to Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes of that series may declare the principal amount of all Junior Subordinated Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

   . Duke Capital has paid or deposited with the Subordinated Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Subordinated Indenture Trustee; and

   . all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

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   In the case of Junior Subordinated Notes issued to a Trust, a holder of
Preferred Securities may institute a legal proceeding directly against Duke Capital, without first instituting a legal proceeding against the Property Trustee of the Trust by which those Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Notes of the related series on or after the due dates specified in those Junior Subordinated Notes.

   The Subordinated Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Junior Subordinated Notes unless those holders have offered the Subordinated Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or the exercise of any power of the Subordinated Indenture Trustee with respect to those Junior Subordinated Notes. The Subordinated Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Subordinated Indenture Trustee in good faith considers it in the interest of the holders to do so.

   The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments.

   Duke Capital is required to furnish each year to the Subordinated Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Subordinated Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

   The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. The paying agent will pay interest on Junior Subordinated Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Capital states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Junior Subordinated Notes that are not in global form at its office or, at Duke Capital's option:

   . by wire transfer to an account at a banking institution in the United
     States that is designated in writing to the Subordinated Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

   . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes.

   Unless Duke Capital states otherwise in the applicable prospectus supplement, the Subordinated Indenture Trustee will act as paying agent for that series of Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Indenture Trustee will be the office through which the paying agent acts. Duke Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

   Any money that Duke Capital has paid to a paying agent for principal or interest on any Junior Subordinated Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Capital at its request. After repayment to Duke Capital, holders should look only to Duke Capital for those payments.

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Defeasance and Covenant Defeasance

   The Subordinated Indenture provides that Duke Capital may be:

   . discharged from its obligations, with certain limited exceptions, with respect to any series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a discharge being called a "defeasance" in this prospectus; and

   . released from its obligations under certain restrictive covenants especially established with respect to a series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a release being called a "covenant defeasance" in this prospectus.

   Duke Capital must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Junior Subordinated Notes on the maturity dates of those payments or upon redemption. Following a defeasance, payment of the Junior Subordinated Notes defeased may not be accelerated because of an event of default under the Subordinated Indenture.

   Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Junior Subordinated Notes in which holders of those Junior Subordinated Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Capital urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

   Junior Subordinated Notes issued to a Trust will not be subject to covenant defeasance.

Subordination

   Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

   . Duke Capital makes a payment or distribution of any of its assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

   . a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

   . the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or Duke Capital will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

   "Senior Indebtedness" means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

   . all of Duke Capital's indebtedness that is evidenced by notes, debentures, bonds or other securities Duke Capital sells for money or other obligations for money borrowed;

   . all indebtedness of others of the kinds described in the preceding category which Duke Capital has assumed or guaranteed or which Duke Capital has in effect guaranteed through an agreement to purchase, contingent or otherwise; and

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

   . all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

   Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Notes. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

   Future series of Subordinated Notes which are not Junior Subordinated Notes may rank senior to outstanding series of Junior Subordinated Notes and would constitute Senior Indebtedness with respect to those series.

   The Subordinated Indenture does not limit the amount of Senior Indebtedness that Duke Capital may issue. As of March 31, 2001, Duke Capital's Senior Indebtedness totaled approximately $3,800,000,000.

Concerning the Subordinated Indenture Trustee

   The Chase Manhattan Bank is the Subordinated Indenture Trustee and the Senior Indenture Trustee. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Capital and of certain of its affiliates are outstanding.

   The Subordinated Indenture Trustee will perform only those duties that are specifically set forth in the Subordinated Indenture unless an event of default under the Subordinated Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Subordinated Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

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

                    DESCRIPTION OF THE PREFERRED SECURITIES

   Each Trust may issue only one series of Preferred Securities. The Trust Agreement of each Trust will authorize the Administrative Trustees to issue the Preferred Securities of that Trust on behalf of that Trust. For additional information you should refer to the applicable Trust Agreement. The form of Trust Agreement is an exhibit to the registration statement, of which this prospectus is a part.

   The prospectus supplement for a particular series of Preferred Securities being offered will disclose the specific terms related to the offering, including the price or prices at which the Preferred Securities to be offered will be issued. Those terms will include some or all of the following:

   . the title of the series;

   . the number of Preferred Securities of the series;

   . the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

   . the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

   . the amount that will be paid out of the assets of the Trust to the holders of the Preferred Securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

   . any obligation that the Trust has to purchase or redeem the Preferred
     Securities, and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

   . any voting rights of the Preferred Securities that are in addition to those legally required, including any right that the holders of the Preferred Securities have to approve certain actions under or amendments to the Trust Agreement;

   . any right that the Trust has to defer distributions on the Preferred
     Securities in the event that Duke Capital extends the interest payment period on the related Junior Subordinated Notes; and

   . any other rights, preferences, privileges, limitations or restrictions upon the Preferred Securities of the series.

   Duke Capital will guarantee each series of Preferred Securities to the extent described below under the caption "Description of the Guarantees."

   The applicable prospectus supplement will describe any material United
States federal income tax considerations that apply to the Preferred Securities.

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

                         DESCRIPTION OF THE GUARANTEES

   Duke Capital will execute the Guarantees from time to time for the benefit of the holders of the Preferred Securities of the respective Trusts. The Chase Manhattan Bank will act as Guarantee Trustee under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities to which it relates.

   The following description of the Guarantees is only a summary and is not intended to be comprehensive. The form of Guarantee is an exhibit to the registration statement, of which this prospectus is a part.

General

   Duke Capital will irrevocably and unconditionally agree under each Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Preferred Securities to which the Guarantee relates, to the extent that the Guarantee Payments are not paid by or on behalf of the related Trust. Duke Capital is required to pay the Guarantee Payments to the extent specified in the relevant Guarantee regardless of any defense, right of set-off or counterclaim that Duke Capital may have or may assert against any person.

   The following payments and distributions on the Preferred Securities of a Trust are Guarantee Payments:

   . any accrued and unpaid distributions required to be paid on the Preferred
     Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

   . the redemption price for any Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

   . upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of the Trust or the redemption of all the Preferred Securities of the Trust, the lesser of:

       . the sum of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

       . the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities of the Trust in liquidation of the Trust.

   Duke Capital may satisfy its obligation to make a Guarantee Payment by making that payment directly to the holders of the related Preferred Securities or by causing the Trust to make the payment to those holders.

   Each Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of those Preferred Securities, except that the Guarantee will apply only to the payment of distributions and other payments on the Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

   If Duke Capital does not make the required payments on the Junior Subordinated Notes that the Property Trustee holds under a Trust, that Trust will not make the related payments on its Preferred Securities.

Subordination

   Duke Capital's obligations under each Guarantee will be unsecured obligations of Duke Capital. Those obligations will rank:

   . subordinate and junior in right of payment to all of Duke Capital's other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

   . equal in priority with the most senior preferred stock that Duke Capital may issue and similar guarantees; and

   . senior to Duke Capital's common stock.

   Duke Capital has no preferred stock outstanding that will rank equal in priority with the Guarantees. Duke Capital has common stock outstanding that will rank junior to the Guarantees.

   Each Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Duke Capital, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.

   The terms of the Preferred Securities will provide that each holder of the Preferred Securities, by accepting those Preferred Securities, agrees to the subordination provisions and other terms of the related Guarantee.

Amendments and Assignment

   Duke Capital may amend each Guarantee without the consent of any holder of the Preferred Securities to which that Guarantee relates if the amendment does not materially and adversely affect the rights of those holders. Duke Capital may otherwise amend each Guarantee with the approval of the holders of at least 66 2/3% of the outstanding Preferred Securities to which that Guarantee relates.

Termination

   Each Guarantee will terminate and be of no further effect when:

   . the redemption price of the Preferred Securities to which the Guarantee relates is fully paid;

   . Duke Capital distributes the related Junior Subordinated Notes to the holders of those Preferred Securities; or

   . the amounts payable upon liquidation of the related Trust are fully paid.

   Each Guarantee will remain in effect or will be reinstated if at any time any holder of the related Preferred Securities must restore payment of any sums paid to that holder with respect to those Preferred Securities or under that Guarantee.

Events of Default

   An event of default will occur under any Guarantee if Duke Capital fails to perform any of its payment obligations under that Guarantee. The holders of a majority of the Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Preferred Securities of that series. The Guarantee Trustee is obligated to enforce the Guarantee for the benefit of the holders of the Preferred Securities of a series if an event of default occurs under the related Guarantee.

   The holders of a majority of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under that Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against Duke Capital to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

Concerning the Guarantee Trustee

   The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee and the Senior Indenture Trustee. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee or agent under other indentures and agreements pursuant to which securities of Duke Capital and certain of its affiliates are outstanding.

   The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result.

Agreements as to Expenses and Liabilities

   Duke Capital will enter into an Agreement as to Expenses and Liabilities under each Trust Agreement. Each Agreement as to Expenses and Liabilities will provide that Duke Capital will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related Preferred Securities or other similar interests in that Trust the amounts due to the holders under the terms of those Preferred Securities or those similar interests.

                             PLAN OF DISTRIBUTION

   The Senior Notes, the Junior Subordinated Notes and the Preferred Securities may be sold in any of three ways:

   . through underwriters or dealers;

   . directly to a limited number of institutional purchasers or to a single purchaser; or

   . through agents.

   The applicable prospectus supplement will describe the terms under which the Senior Notes, the Junior Subordinated Notes or the Preferred Securities are offered, including:

   . the names of any underwriters, dealers or agents;

   . the purchase price and the net proceeds from the sale;

   . any underwriting discounts and other items constituting underwriters' compensation;

   . any initial public offering price; and

   . any discounts or concessions allowed, re-allowed or paid to dealers.

   Any underwriters or dealers may from time to time change any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

   If underwriters participate in the sale of the Senior Notes, the Junior Subordinated Notes or the Preferred Securities, those underwriters will acquire the Senior Notes, Junior Subordinated Notes or Preferred Securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.

   Unless Duke Capital states otherwise in the applicable prospectus supplement, the obligations of any underwriter to purchase the Senior Notes, the Junior Subordinated Notes or the Preferred Securities will be subject to conditions, and the underwriter will be obligated to purchase all the Senior Notes, Junior Subordinated Notes or Preferred Securities offered, except that in some cases involving a default by an underwriter, less than all of the Senior Notes, Junior Subordinated Notes or Preferred Securities offered may be purchased. If the Senior Notes, the Junior Subordinated Notes or the Preferred Securities are sold through an agent, the applicable prospectus supplement will state the name and any commission that may be paid to the agent. Unless Duke Capital states otherwise in the prospectus supplement, that agent will be acting on a best-efforts basis for the period of its appointment.

   Agents and underwriters may be entitled to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, under agreements entered into with the applicable Trust and Duke Capital.

   Underwriters and their affiliates may engage in transactions with, and, from time to time, perform services for, the Trusts and Duke Capital or their affiliates in the ordinary course of their business.

   The Senior Notes, the Junior Subordinated Notes and the Preferred Securities may or may not be listed on a national securities exchange.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedule of Duke Capital incorporated in this prospectus by reference from Duke Capital's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                          VALIDITY OF THE SECURITIES

   Richards, Layton & Finger, P.A., special Delaware counsel to Duke Capital and the Trusts, will issue opinions about the validity of the Preferred Securities under Delaware law on behalf of Duke Capital and the Trusts. Simpson Thacher & Bartlett, New York, New York will issue opinions about the validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees and certain related matters on behalf of Duke Capital. Counsel named in the applicable prospectus supplement will pass upon the validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees on behalf of any underwriters, dealers or agents.

                      WHERE YOU CAN FIND MORE INFORMATION

   Duke Capital files annual, quarterly and current reports and other information with the SEC. You may read and copy any documents that are filed at any of the following:

   . SEC Public Reference Room
     450 Fifth Street, N.W.
     Washington, D.C. 20549; or

   . Citicorp Center
     500 West Madison Street
     Suite 1400
     Chicago, Illinois 60661-2411.

   You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address.

   Please call the SEC at 1-800-SEC-0330 for further information.

   Duke Capital's filings are also available to the public through:

   . the SEC web site at http://www.sec.gov; and

   . The New York Stock Exchange
     20 Broad Street
     New York, New York 10005.

   The SEC allows Duke Capital to "incorporate by reference" the information Duke Capital files with it, which information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information that Duke Capital files with the SEC will automatically update and supersede that information as well as the information included in this prospectus and any accompanying prospectus supplement. Duke Capital incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 filed prior to the termination of this offering:

   . Duke Capital's annual report on Form 10-K for the year ended December 31, 2000; and

   . Duke Capital's current report on Form 8-K dated March 9, 2001.

   Duke Capital will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing Duke Capital at the following address or telephoning one of the following numbers:

    Investor Relations Department
    Duke Capital Corporation
    P.O. Box 1005
    Charlotte, North Carolina 28201
    (704) 382-3853 or (800) 488-3853 (toll-free)

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                           Duke Capital Corporation
                    a subsidiary of Duke Energy Corporation

                    $500,000,000   % Senior Notes due 2013

                    $250,000,000   % Senior Notes due 2032

                           -------------------------

                             PROSPECTUS SUPPLEMENT

                           -------------------------

Banc One Capital Markets, Inc.
                                                               Barclays Capital

                           -------------------------

Tokyo-Mitsubishi International plc          Westdeutsche Landesbank Girozentrale

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